Exhibit 99.1

Natus Files 2012 Form 10-K

- Cures Lack of Compliance Notice from Nasdaq

SAN CARLOS, Calif. (April 10, 2013) – Natus Medical Incorporated (Nasdaq:BABY) today announced that it has filed its Annual Report on Form 10-K for the year ended December 31, 2012 (“Annual Report”) with the Securities and Exchange Commission (the “Commission”).

For the year ended December 31, 2012 the Company’s results reported in the Annual Report were marginally favorable relative to the amounts it reported on February 28, 2013, reflecting an increase in revenue of $581,000, an increase in net income of $263,000, and an increase in diluted earnings per share of $0.01.

The Company also announced that it received a notice from the Nasdaq Stock Market on April 4, 2013 stating that the Company was not in compliance with the continued listing requirements under Nasdaq Rule 5250(c)(1), because it had not filed its Annual Report. With the filing of its Annual Report on April 10th, Natus is again compliant with Nasdaq listing requirements.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, incubators to control the newborn’s environment, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

COMPANY CONTACT:

Natus Medical Incorporated

Jonathan Kennedy

Senior Vice President and Chief Financial Officer

(650) 802-0400

InvestorRelations@Natus.com